Exhibit 99.1

Dreams, Inc. Announces Record Financial Results

For Fourth Quarter & Calendar Year 2010

Fourth Quarter - Revenue Up 40% to $60.7 Million, EBITDA Up 21.5% to $7.9 Million, Net Income

Up 36.7% to $4.1 Million

PLANTATION, FL, March 30, 2011 – Dreams, Inc. (NYSE Amex: DRJ) announced its financial results for the fourth quarter and twelve months ended December 31, 2010.

Fourth Quarter 2010

Revenues – For the quarter ended December 31, 2010, revenues were up 40% to $60.7 million, compared to $43.3 million generated in the same quarter last year.

EBITDA* – For the quarter ended December 31, 2010, earnings before interest, taxes, depreciation and amortization were $7.9 million, up 21.5% from $6.5 million in EBITDA profits for the same quarter in 2009.

Pre-Tax – For the quarter ended December 31, 2010, income from continuing operations before taxes was $7.3 million, up 30.3% from a pre-tax operating profit of $5.6 million for the same quarter in 2009.

Net Income – For the quarter ended December 31, 2010, net income was $4.1 million, up 36.7% from $3.0 million for the same quarter in 2009.

Full Year 2010

Revenues – For the year ended December 31, 2010, revenues increased 30.2% to $111.4 million, compared to $85.5 million for the twelve months ended December 31, 2009.

EBITDA* – For the year ended December 31, 2010, earnings before interest, taxes, depreciation and amortization were $5.7 million, up 42.5%, versus an EBITDA profit of $4.0 million for the twelve months ended December 31, 2009. Adjusted, On-going EBITDA** was $6.9 million for the twelve months ended December 31, 2010, a 50.0% increase, versus an Adjusted, On-going EBITDA** of $4.6 million for the same period in 2009.

“We incurred some one-time, non core operating expenses during the year of approximately $1.2 million that mitigated our reported results. If you add-back these certain one-time charges of $1.2 million dollars, our on-going operations would have yielded a $6.9 million Adjusted, On-going EBITDA**.

“Specifically, in 2010, these one-time charges included $590,000 of fees associated with financings and M & A activity, $294,000 for certain legal fees, $156,000 due to margin erosion, write-offs and expenses associated with the closing of several Field of Dreams stores, $134,000 in impairment charges associated with some pre-paid royalties, $40,000 in non cash, compensation expense related to the issuance of warrants, and $10,000 in severance expenses to released employees from the closed Field of Dreams stores. For 2009, we incurred $220,000 in non-cash write-offs of lease hold improvements due to the early closing of (3) Field of Dreams stores, $260,000 in non-cash stock compensation expense associated with the issuance of stock options to numerous employees, and $120,000 for certain legal fees outside our on-going core operations.

Pre-Tax – For the year ended December 31, 2010, income from continuing operations before taxes was $2.7 million, up 200%, compared to a pre-tax operating profit of $.9 million for the twelve months ended December 31, 2009.

Net Income – For the year ended December 31, 2010, net income was $1.3 million, up 766%, versus net income of $.15 million for the twelve months ended December 31, 2009.

Ross Tannenbaum, Dreams’ President & CEO commented, “These record results were defined by our E-Commerce successes which were led by our flagship brand, www.FansEdge.com and the dramatic growth of our web syndication business.

“For the quarter, the Internet division revenues were up 45.7% to $51.0 million, versus $35.0 million in revenues for the fourth quarter of 2009. For the quarter, the Internet division delivered an $8.4 million dollar EBITDA*, up 23.5%, versus a $6.8 million dollar EBITDA* for 2009.

“For the year, the Internet division revenues were up 41.8% to $84.7 million, versus $59.7 million for 2009. For the year, the Internet division was up 26.9%, to $9.9 million dollar EBITDA*, versus a $7.8 million dollar EBITDA* for 2009. We are continuing to re-invest in infrastructure, personnel and technology to support our growth. That is the main reason our revenue growth outpaced our EBITDA* growth in 2010.

“E-Commerce will remain our primary area of focus as we continue in our transformation to a technology driven company, operating in the sports licensed products space and generating a majority of our revenues via the E-Commerce channel.

“Our talented management team, on-going operational enhancements and our proprietary sports e-commerce platform were the catalysts for these record fourth quarter and annual results. We will continue to invest in our future growth, leverage our purchasing power to reduce costs, expand our web syndication portfolio, sell more of our manufactured items through our retail channels and focus on E-Commerce. Therefore, we believe we are well positioned to continue this trend throughout 2011 and beyond”, concluded Tannenbaum.

Q4 2010 Financial Recap & Highlights:	2010 Financial Recap & Highlights:
$60.7M in revenues, up 40%	$111.4M in revenues, up 30.2%
$7.9M in EBITDA profits, up 21.5%	$5.7M in EBITDA profits, up 42.5%
$7.3M in Pre-tax profits, up 30.3%	$2.7M in Pre-tax profits, up 200%
$4.1M in Net income, up 36.7%	$1.3M in Net income, up 766%
$51M in E-Commerce sales, up 45.7%	$84.7M in E-Commerce sales, up 41.8%
16.5% Internet EBITDA profits	11.7% Internet EBITDA profits
Web syndication – signed Sears	$10M increase in working capital

Dreams, Inc. and Subsidiaries

Consolidated Statements of Operations - Unaudited

For the Quarter Ended December 31, 2010 and the Quarter Ended December 31, 2009.

(Dollars in Thousands, except share and earnings per share amounts)

	Quarter ended December 31, 2010	Quarter ended December 31, 2009
Revenues:
Manufacturing/Distribution	$3,644	$3,428
Retail	56,967	39,732
Other - fees	52	112

Total revenues	$60,663	$43,272

Expenses:
Cost of sales—manufacturing/distribution	$2,162	$1,588
Cost of sales—retail	30,332	21,363
Operating expenses	20,248	13,795
Depreciation and amortization	463	456

Total expenses	$53,205	$37,202

Income from operations	$7,458	$6,070
Interest (expense), net	(201)	(483)

Income before income taxes	$7,257	$5,587
Provision for Income tax (expense)/benefit:
Current	(3,156)	(1,885)
Deferred	—	(702)

Net income	$4,101	$3,000
Net income attributable to non controlling interest	19	—
Net income attributable to Dreams, Inc.	$4,120	$3,000

Basic and diluted income per share	$0.10	$0.08

Basic weighted average common shares outstanding	40,715,535	37,559,698

Dreams, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Year Ended December 31, 2010 and the Year Ended December 31, 2009.

(Dollars in Thousands, except share and earnings per share amounts)

	Year ended December 31, 2010	Year ended December 31, 2009
Revenues:
Manufacturing/Distribution	$11,107	$11,470
Retail	99,798	73,711
Other - fees	458	354

Total revenues	$111,363	$85,535

Expenses:
Cost of sales—manufacturing/distribution	$6,543	$5,497
Cost of sales—retail	53,172	39,626
Operating expenses	45,939	36,226
Depreciation and amortization	1,820	1,819

Total expenses	$107,474	$83,168

Income from operations	$3,889	$2,367
Interest (expense), net	(1,185)	(1,268)
Other (expense) / income	—	(238)

Income before income taxes	$2,704	$861
Provision for Income tax (expense)/benefit:
Current	(295)	(9)
Deferred	(1,068)	(702)

Net income	$1,341	$150
Net income attributable to non controlling interest	2	—
Net income attributable to Dreams, Inc.	$1,343	$150

Basic income per share	$0.03	$0.00

Basic weighted average common shares outstanding	40,715,535	37,559,698

Dilutive income per share	$0.03	$0.00

Potentially dilutive weighted average common shares outstanding	41,636,411	37,624,552

*EBITDA is a non-GAAP financial measurement that is defined as earnings before interest, tax, depreciation and amortization. We use this non-GAAP financial measure for financial and operational decision making and as a means to evaluate our performance. In our opinion, this non-GAAP measure provides meaningful supplemental information regarding our performance. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance. We believe this non-GAAP financial measures is useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by institutional investors and the analyst community to help them analyze the health of our business.

**Adjusted On-going EBITDA, also a non-GAAP financial measure is defined as adjusted EBITDA (adjusted to exclude the impact of stock-based compensation expense) plus excluding the impact of expenses or income from discontinued operations, certain legal expenses, settlements and related costs outside our normal course of business, restructuring and severance costs, impairment charges, and certain other one-time charges and credits. These non-GAAP measures are provided to enhance the reader’s overall understanding of the Company’s current financial performance. Management believes that these non-GAAP measures provide useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results.

The following table presents a reconciliation of EBITDA*, as adjusted, to net income as reported.

(in thousands)

	YE December 31, 2010	YE December 31, 2009	QE December 31, 2010	QE December 31, 2009
Total revenue	$111,363	$85,535	$60,663	$43,272
Total expense	105,654	81,587	52,742	36,747
Pre-tax	5,709	3,948	7,921	6,525
Net income	1,343	150	4,120	3,000
EBITDA, as adjusted	5,709	3,948	7,921	6,525
Less
Interest expense	(1,185)	(1,268)	(201)	(483)
Tax expense	(1,991)	(711)	(3,156)	(2,586)
Deprec. & Amort	(1,820)	(1,819)	(463)	(450)
Plus:

Net income from non controlling	2	—	19	—
Net income, as reported	1,343	150	4,120	3,000

The following table presents a reconciliation of Adjusted On-going EBITDA**, as adjusted, to net income as reported.

(in thousands)

	YE December 31, 2010	YE December 31, 2009
Total revenue	$111,363	$85,535
Total expense	104,430	80,987
Pre-tax	6,933	4,548
Net income	2,005	278
Adjusted On-going EBITDA, as adjusted	6,933	4,548
Less
Interest expense	(1,185)	(1,268)
Tax expense	(1,925)	(1,183)
Deprec. & Amort	(1,820)	(1,819)
Plus:

Net income from non controlling	2	—
Net income, as reported	2,005	278